EXHIBIT 99.1

Dear Shareholder,	May 15, 2009

Amidst the backdrop of a recessionary environment and a sharp downturn in the retailing industry, Charming Shoppes took significant actions in 2008 to permanently change the way we do business,  simplify our operations and focus on our core plus apparel brands – Lane Bryant, Fashion Bug and Catherines.  Our results for the year included a number of non-operating charges related to these actions. Aside from those charges, our operating results were nonetheless extremely disappointing.

During the year, we eliminated a number of non-core businesses to remove distractions and advance our efforts to focus on our core.  Specifically, we sold our non-core misses catalogs and related credit receivables, discontinued the Lane Bryant Woman™ catalog and Figure Magazine, and consolidated our Catherines Plus Sizes home office and New York City e-commerce operations into our Bensalem, Pennsylvania offices.

We recruited new leaders to each of our retail brands, each possessing a high level of executive leadership experience and charged them with developing strategies to focus exclusively on their defined target customer. To support our commitment to changing the way we operate, we hired a seasoned executive to lead our business transformation program. With the addition of this collective leadership, we began the process of increasing internally designed and developed fashion product to present a more compelling fashion assortment that provides better value to our customers. We also began the execution of a significant cost reduction program.

As the Company’s Interim Chief Executive Officer during 2008, I would like to acknowledge the Charming Shoppes’ team for the important changes and progress made to date; yet, note that there is still a vast amount of work to do.

An essential undertaking during the year was our search for a permanent chief executive to drive improved operations and performance, capitalize on our leading position in women’s specialty plus apparel, and lead Charming Shoppes into the future.  Following a rigorous and thorough search, I would like to recognize our Board of Directors for their efforts in the selection and hiring of Jim Fogarty as our new President and Chief Executive Officer.

Jim is an exceptional business leader, with a solid track record of driving results and creating value at a number of multi-brand consumer-based companies. His reputation in building operational excellence and his proven skills in re-energizing strong brands and leading successful turnarounds will complement our team of experienced merchant leaders. Jim most recently was a Managing Director with Alvarez & Marsal ("A&M"), a premier independent global professional services firm. During his nearly 15 years with A&M, he has provided performance improvement, crisis management and restructuring advisory services to numerous companies in various sectors.  Specifically, Jim led successful turnarounds as President and Chief Executive Officer at the American Italian Pasta Company, the largest producer of dry pasta in North America, and as Chief Financial Officer at both Levi Strauss & Co. and The Warnaco Group.

The Board and I are delighted to welcome Jim to Charming Shoppes.  I am pleased to be continuing my long relationship with the Company as I now resume my position as Non-executive Chairman of the Board of Directors.

/S/ ALAN ROSSKAMM
Alan Rosskamm
Non-Executive Chairman of the Board of Directors
Charming Shoppes, Inc.